Exhibit 10.7

FIRST AMENDMENT
TO
DESIGN/BUILD AGREEMENT

FOR SENECA SPA, HOTEL AND CASINO PROJECT

        This FIRST AMENDMENT TO DESIGN/BUILD AGREEMENT (this "Amendment Agreement") is made as of the 10th day of February, 2004 by and between Seneca Niagara Falls Gaming Corporation ("Owner") and Klewin Building Company, Inc. ("Design/Builder").

WHEREAS:

A.
Owner and Design/Builder are parties to an Agreement, made as of October 15, 2003 (the "Design/Build Agreement"), pursuant to which Design/Builder will provide design and construction services to Owner in connection with the Seneca Spa, Hotel and Casino Project in Niagara Falls, New York (the "Project"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Design/Build Agreement.

B.
Owner desires to increase the scope of the Work, and Owner and Design/Builder desire to adjust the initial Budget Estimate and the Target Completion Date to reflect this increased scope of the Work.

C.
Owner further has requested that Design/Builder agree to a guaranteed maximum Contract Sum, and Design/Builder is willing to agree to a guaranteed maximum contract Sum on the terms and conditions set forth herein.

D.
Owner and Design/Builder wish to amend the Design/Build Agreement to reflect the increased scope of the Work, the modifications to the initial budget Estimate and Target Completion Date, and the agreed guaranteed maximum Contract Sum.

NOW, THEREFORE, Owner and Design/Builder agree as follows:

1.
The Design/Build Agreement, pursuant to Subparagraph 11.8.1 thereof, is amended as follows:

a.
Paragraph 14.1 is amended by deleting the language "by May 1, 2005 ('Target Completion Date')" and substituting the following therefor:

      "of the South Podium Level (including gaming floor of approximately 35,000 square feet, restaurant, spa and ten floors of the Hotel) on or before July 1, 2005, and the remainder of the Work on or before December 31, 2005 (each such date the "Target Completion Date" with respect to the relevant portion of the Work)"

  b.
  The original Exhibit A is deleted in its entirety, and the Exhibit A attached hereto is substituted therefor.

  c.
  The original Exhibit B is deleted in its entirety, and the Exhibit B attached hereto is substituted therefor.

  d.
  Subparagraph 13.1.1 is amended as follows:

  (i)
  The following language is added at the end of the third sentence, after the word "progresses" and before the period:

      "subject to the provisions of Subparagraphs 13.1.4 through 13.1.11".

    (ii)
    The last sentence is deleted in its entirety.

  e.
  The following Subparagraphs are added to Paragraph 13.1:

"13.1.4	Owner and Design/Builder agree that, as of the date of the First Amendment to this Agreement, the revised total Budget Estimate of $153,048,497 set forth in Exhibit B is a reasonable, good faith estimate of the cost to design and build the Project based on the revised scope of Work detailed in the First Amendment to this Agreement. Design/Builder hereby guarantees that it will complete the Work for a Contract Sum (the "Guaranteed Maximum Contract Sum"), to be established pursuant to Subparagraph 13.1.6 below, that shall not exceed $153,048,497. In exchange for such guarantee, Owner agrees that Design/Builder may make changes to the scope of Work set forth in Exhibit A that are reasonably necessary to achieve a Guaranteed Maximum Contract Sum that does not exceed $153,048,497; provided, however, that any such changes shall be subject to Owner's approval pursuant to Subparagraph 3.2.3, and Owner's agreement to such changes shall in no way diminish Design/Builder's warranty obligations under this Agreement.

"13.1.5
At the point when Construction Documents have progressed to the point where Design/Builder reasonably determines that its subcontractors are able to provide to Design/Builder with lump sum prices for their various scopes of work, and have been approved by Owner pursuant to Subparagraph 3.2.3, Design/Builder shall obtain lump sum contracts from all its subcontractors.
"13.1.6
Within thirty (30) days after Design/Builder has entered into lump sum contracts with all its subcontractors, Design/Builder shall provide, subject to Owner's reasonable approval and to the provisions of Subparagraph 13.1.4, a Guaranteed Maximum Contract Sum. Such Guaranteed Maximum Contract Sum shall include the total price of all Design/ Builder's lump sum contracts with all its subcontractors, a list of allowances provided by Design/Builder, and Design/Builder's fee, overhead and profit, contingency, general conditions, bond costs, testing costs, insurance costs, architectural and MEP fees, and, Project fixtures, fittings and equipment. The Guaranteed Maximum Contract Sum shall be documented by a written instrument signed by Owner and Design/Builder.
"13.1.7
Design/Builder guarantees to the Owner that the Contract Sum for the entire scope of Work, as detailed in the Construction Documents on which the subcontractor's lump sum contracts are based, and as completed in full compliance with the Contract Documents, shall not exceed the Guaranteed Maximum Contract Sum provided by Design/Builder and accepted by Owner. All costs for completion of the Work that are in excess of the Guaranteed Maximum Contract Sum shall be paid by the Design/Builder without reimbursement by the Owner, except for excesses resulting from the causes set forth in Subparagraph 13.1.9 below.
"13.1.8
In the event that the actual cost of the Work, as determined upon full completion thereof, is less than the Guaranteed Maximum Contract Sum, 50% of such difference shall be paid by Owner to Design/Builder in addition to the actual Contract Sum.
"13.1.9
The Guaranteed Maximum Contract Sum shall be increased by the amount of any increases in the actual Contract Sum that result from a Change Order or Construction Change Directive pursuant to Article 8, and by the amount of any reasonable costs actually incurred by Design/Builder and for which Design/Builder may be entitled to reimbursement pursuant to Paragraphs 4.5 and 4.6. Each such increase shall be documented by a written instrument noting the amount of the increase and the amount of the revised Guaranteed Maximum Contract Sum.
"13.1.10
The Guaranteed Maximum Contract Sum shall be decreased by the amount of any decreases to the actual Contract Sum that result from a Change Order or Construction Change Directive pursuant to Article 8 that reduces the scope of the Work. Each such decrease shall be documented by a written instrument noting the amount of the decrease and the amount of the revised Guaranteed Maximum Contract Sum.

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"13.1.11
The allowance amounts included in the Guaranteed Maximum Contract Sum developed by Design/Builder in accordance with Paragraph 13.1.6 above shall include all costs for loading and unloading, taxes, labor, installation costs, overhead, profit and other expenses contemplated for the stated allowance. Whenever costs actually incurred are more or less than the allowance amount, the Guaranteed Maximum Contract Sum shall be adjusted accordingly, and the amount of the adjustment and the amount of the revised Guaranteed Maximum Contract Sum shall be documented by a written instrument."
2.
All covenants, terms, and provisions of the Design/Build Agreement not explicitly modified or amended by Section 1 of this Amendment Agreement are hereby ratified and confirmed by Owner and Design/Builder and remain in full force and effect.

        IN WITNESS WHEREOF, Owner and Design/Builder caused this First Amendment To Design/Build Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

SENECA NIAGARA FALLS GAMING CORPORATION		KLEWIN BUILDING COMPANY, INC.
By:	/s/ Cyrus M. Schindler	By:	/s/ Keith Kabeary
Name:		Name:	Keith Kabeary
Title:		Title:	Senior Vice President

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EXHIBIT A

(Substituted by First Amendment to Design/Build Agreement dated February 10, 2004)

EXHIBIT B

(Substituted by First Amendment to Design/Build Agreement dated February 10, 2004)